Exhibit 3.250

Filed in the Department of State
on MAR 30 2001
/s/ Kim Pizzingrilli

Secretary of the Commonwealth
CERTIFICATE OF ORGANIZATION
BFI TRANSFER SYSTEMS OF PENNSYLVANIA, LLC
     Pursuant to 15 Pa.C.S. § 8913, the undersigned states as follows:
     1. Name. The name of the limited liability company (the “Company”) formed by this instrument is “BFI Transfer Systems of Pennsylvania, LLC”.
     2. Registered Office. The name and address of the Company’s commercial registered office provider and the county of venue in this Commonwealth is c/o CT Corporation System, County of Philadelphia. The county of the registered office shall be deemed the county in which the Company is located for venue and official publication purposes.
     3. Name of Organizers. The following is the name and address of the Company’s organizer; BFI Waste Systems of North American, Inc., 15880 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.
     4. Effective Date. The effective date is the date that the Department of State accepts this Certificate for filing in the Commonwealth of Pennsylvania.
     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Organization to be duly executed as of the 28th day of March, 2001.

BFI Waste Systems of North America, Inc., a Delaware corporation, its Sole Member
By:	/s/ Jo Lynn White
Name:	Jo Lynn White
Title:	Secretary